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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") entered into as of May 10, 2002 by and between Orthovita, Inc., a Pennsylvania corporation (the "Company"), and Antony Koblish, an employee of the Company ("Koblish").

         WHEREAS, the Company wishes to employ Koblish as its President and Chief Executive Officer, and to elect Koblish as its Chief Executive Officer as provided in Section 1.2 herein, and both parties desire to enter into an employment agreement to reflect Koblish's present position with the Company upon the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.0 Employment. The Company hereby employs Koblish as its President and Chief Executive Officer. Koblish hereby accepts such employment and agrees to perform his duties and responsibilities, in accordance with terms, conditions and provisions hereinafter set forth.

         1.1 Employment Term. The term of Koblish's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue in effect through April 23, 2003 with the option thereafter to renew the contract for one year intervals provided, however, that if a Change in Control shall have occurred during the Employment Term, the Employment Term shall expire no earlier than twelve (12) months beyond the month in which such Change in Control occurred (the "Employment Term"), unless terminated prior thereto in accordance with the applicable provision of Section 5.

         1.2 Duties and Responsibilities. Koblish shall serve as the Company's President and Chief Executive Officer and in such other senior positions, if any, to which he may be elected by the Board of Directors of the Company (the "Board") during the Employment Term. During the Employment Term, Koblish shall perform all duties and accept all responsibilities incident to, and not inconsistent with, such positions.

         1.3 Extent of Service. During the Employment Term, Koblish agrees to use his best efforts to carry out his duties and responsibilities under Section
1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention, and energy thereto except to the extent required by Koblish's outside board directorships, civic or charitable activities held on the date of this Agreement. Koblish agrees not to become engaged in any additional business, civic or charitable activity which, in the Board's reasonable judgment, is likely to interfere materially with his ability to discharge his duties and responsibilities to the Company.

         1.4 Base Salary. For all the services rendered by Koblish hereunder, the Company shall pay Koblish a base salary at the annual rate of $225,000 plus an automobile allowance of $800.00

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per calendar month ("Base Salary"), payable in installments at such times as the
Company customarily pays its other senior level Officers (but in any event no less often than monthly). Koblish's Base Salary shall be reviewed and may be appropriately adjusted at such time by the Board pursuant to its normal performance review policies for senior level Officers upon his election as CEO; such increased Base Salary, if any, is hereafter referred to as "Increased Base Salary".

         1.5 Retirement and Benefit Coverages. Koblish shall be eligible to participate in any pension plans, retirement plans and any health, accident, general liability, directors and officers liability, or disability insurance, sick leave or other benefit plans or programs made available to other similarly situated employees of the Company (the "Plans") as long as they are kept in force by the Company and provided Koblish meets the eligibility requirements and other terms, conditions and restrictions of the respective Plans. In addition, Koblish shall be entitled to the Company's regular holiday and vacation policy and any other perequisites provided by the Company to its senior level Officers.

         1.6 Stock Options/Stock Awards/Benefits. In the event that (i) Koblish's employment is terminated by the Company or a successor entity pursuant to Section 5.4 or (ii) Koblish resigns from the Company pursuant to Section 5.5 or (iii) there is a Change of Control as defined in Section 6, then one hundred percent (100%) of any stock option, restricted stock or other stock awards granted Koblish that have not yet become exercisable or vested shall become exercisable or vested on the effective date of the event set forth in (i), (ii) or (iii) of this sentence and Koblish shall become entitled to the payments set forth in Sections 5.4 or 5.5, as applicable. Subject to the discretion of the Board, Koblish shall be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

         1.7 Life Insurance. During the Employment Term, the Company shall maintain, under an arrangement satisfactory to the Company, $3,000,000 of life insurance on the life of Koblish. Koblish shall have the right to designate the beneficiary of such insurance policy. The Company may maintain term life insurance, whole life insurance or such other form of insurance as it deems appropriate.

         1.8 Incentive Programs. Koblish shall be entitled to participate in any short-term or long-term incentive compensation programs established by the Company for its senior level Officers generally ("Incentive Programs"). Payments under such Incentive Programs shall depend upon achievement of certain business and individual performance targets specified and approved by the Board; provided, however, that Koblish's "target opportunity" under any such Incentive Program shall be based on 50% of annual salary and at least at the highest level of target award for any other senior Officer.

         2.0 Confidential Information. Koblish acknowledges that, by reason of his employment by and service to the Company before and during the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets as defined by Pennsylvania Law,

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customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, proprietary computer programs and software and financial information (collectively referred to as "Confidential Information"). Koblish acknowledges that such Confidential Information is a valuable and unique asset of the Company and Koblish covenants that he will not at any time during the Employment Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with Koblish's good faith belief as to the proper performance of his duties for the Company. Koblish also covenants that, for a period of three (3) years after the termination of his employment, directly or indirectly, he will not use any Confidential Information for any purpose or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Koblish or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or over Koblish or by any administrative or legislative body (including a committee thereof) which Koblish reasonably believes has apparent jurisdiction to order him to divulge, disclose or make accessible such information, in which case Koblish will inform the Company in writing promptly of such required disclosure.

         2.1 Intellectual Property. Koblish will communicate to the Company any and all novel ideas, concepts, inventions, processes, and improvements, patentable or unpatentable, made or conceived by him, either solely or jointly with others, from the time of entering the Company's employ until he leaves, along the line of the Company's business, or resulting from or suggested by any work which he may do for the Company, or at its request, and he will, at all times during his employment with the Company and after his termination for any reason, assist the Company in every proper way (at the Company's expense), to obtain for the Company's own benefit patents for any or all of these ideas, concepts, inventions, processes and improvements in the United States and any and all foreign countries, if patentable, by executing and delivering to the Company any and all applications, assignments, and other instruments, by giving evidence and testimony, and by executing and delivering to the Company all drawings, blueprints, notes, and specifications deemed necessary by the Company in order to apply for and obtain letters patent of the United States or foreign countries for such ideas, concepts, inventions, processes and improvements, and Koblish does hereby assign and will assign and convey to the Company his entire right, title and interest in and to all such ideas, concepts, inventions, processes, and improvements, and all patent applications and patents thereon. Koblish further agrees to conduct himself as described above after leaving the Company's employment as to all ideas, concepts, inventions, processes and improvements conceived or disclosed while with the Company.

         3.0 Non-Competition; Non-Solicitation.

             (a) During the Employment Term and for a period of two years thereafter, Koblish will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a geographic area in which the Company or any of its

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affiliates is operating either during the Employment Term or on the date
Koblish's employment terminates, as applicable, (whether or not such business is physically located within those areas) (the "Geographic Area"), in any biomaterials business that is directly competitive to a business from which the Company or any of its affiliates derive at least five percent of its respective gross revenues either during the Employment Term or on the date Koblish's employment terminates, as applicable ("Competing Business"). It is recognized by Koblish that the business of the Company and its affiliates and Koblish's connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate.

              (b) The foregoing restrictions shall not be construed to prohibit the ownership by Koblish of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Koblish nor any group of persons including Koblish in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

              (c) Koblish further covenants and agrees that, during the Employment Term and for the period of two years thereafter, Koblish will not, without the prior written consent of the Company, personally solicit for a Competing Business any customer that was a customer of the Company or any of its affiliates during the Employment Term or on the date on which Koblish's employment terminates or any person who is a managerial or higher level employee of the Company at the date Koblish's employment terminates. The foregoing covenant of Koblish shall not apply to any person after twelve months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

         4.0  Equitable Relief.

              (a) Koblish acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interest, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Koblish's breach any of the provisions of Sections 2 and 3. Koblish represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

              (b) Koblish further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Koblish agrees that the Company shall be entitled to seek preliminary injunctive relief, without the necessity of proving actual damages. In the event that any of the provisions of Sections 2 or 3 hereof should

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ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

               (c) Koblish irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of either such court in any such suit, action or proceeding, and (iii) waives any objection which Koblish may have to the laying of venue of any such suit, action or proceeding in either such court. Koblish also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers at the address set forth in the notice provisions of Section 12 hereof.

         5.0 Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

         5.1 Disability. The Company may terminate the Employment Term, in compliance with applicable law, if Koblish is unable substantially to perform the essential duties and responsibilities hereunder to the full extent required by the Board by reason of mental or physical illness, injury or any other cause for six consecutive months, or for more than nine months in the aggregate during any period of twelve consecutive calendar months (a "Disability"); provided, however, that the Company shall continue to pay Koblish his Base Salary or Increased Base Salary, as applicable, until termination of the Employment Term. At the date of such termination the Company shall prepare and execute a release substantially in the form attached hereto as Annex 1, (the "Release"), and present the Release for execution to Koblish, or Koblish's representative should he lack capacity to execute the Release. Upon execution of the Release by Koblish, or his personal representative, as the case may be, Koblish shall be entitled to receive all payments and benefits to the same extent and at the same time as specified in Section 5.4(b), offset by any amounts Koblish receives under any long term disability program maintained by the Company. Otherwise, in the event of Disability, the Company shall have no further liability or obligation to Koblish under this Agreement except as set forth in the Release. In the event of any dispute under this Section 5.1 and to the extent determined by the Board to be job-related and consistent with business necessity, Koblish shall submit to a physical examination by a licensed physician experienced in disability examination selected by the Board and approved by Koblish, such approval not to be unreasonably withheld.

         5.2 Death. The Employment Term shall terminate on the date of Koblish's death. In such event, the Company shall pay to Koblish's executors, legal representatives or administrators, as applicable, an amount equal to the installment of his Base Salary set forth in Section 1.4 hereof or Increased Base Salary, as applicable, for the full month in which he dies, and all unreimbursed expenses and unused vacation time. If Koblish dies while an employee of the Company, the

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designated beneficiary, or if no such beneficiary has been designated, Koblish's estate, shall be entitled to receive (i) the proceeds of the life insurance policy described in Section 1.7 and (ii) a payment from the Company of an amount equal to the benefits calculated as of the date of death pursuant to Section 5.4(a)(ii), on the basis that the death of Koblish is equivalent to termination without cause. Otherwise, the Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him.

         5.3. Cause. The Company may terminate the Employment Term at any time for "Cause" upon 30 days' written notice to Koblish, in which event all payments under this Agreement shall cease, except for (i) Base Salary, or Increased Base Salary, as applicable, to the extent already earned and a payment equal to any unreimbursed expenses and unused vacation, which shall be paid in a single lump sum on the day the Employment Term terminates, and (ii) any other benefits in accordance with the terms of any applicable Plans and Incentive Programs of the Company. For purposes of this Agreement, Koblish's employment may be terminated for "cause" if (i) Koblish is convicted of a felony, (ii) in the reasonable determination of the Board, Koblish has committed an intentional act of fraud, embezzlement, or theft in connection with Koblish's duties in the course of his employment with the Company, or engaged in gross negligence in the course of his employment with the Company, (iii) Koblish intentionally breached his obligations under this Agreement, including inattention to or neglect of duties and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof, provided, however, that in any case under this clause (iii), the act or failure to act by Koblish is materially harmful to the business of the Company, and (iv) the failure by Koblish to follow the lawful directives of the Company's Chairman or its Board of Directors, provided that (other than in the case of those actions or omissions set forth in clause (i) and (ii) above) Koblish shall have been given reasonably detailed notice that such an event constituting cause for termination has occurred and shall have been given at least 30 days opportunity to take remedial action but shall have failed or refused to do so. For purposes of this Agreement, an act or omission on the part of Koblish shall be deemed "intentional" or gross negligence only if it was done by Koblish in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company. In the event of a dispute concerning application of the words intentional or gross negligence as used in this Section 5.3, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

         5.4.  Termination Without Cause.

               (a) The Company may terminate Koblish without cause, at any time, from the position in which he is employed hereunder (on which date the Employment Term shall be deemed to have ended) upon not less than 30 days' prior written notice to Koblish; provided, however, that, commencing on the date of such notice, Koblish shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. Upon such termination, except as provided in Section 5.4(b) below, Koblish shall be entitled to receive (i) Base Salary or Increased Base Salary, as applicable, to the extent already earned and for the remaining term of his

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employment under this agreement, and a payment equal to any unused vacation, unreimbursed expenses, which shall be paid in a single lump sum on the day the Employment Term ends, and (ii) any other benefits in accordance with the terms of any Plans and Incentive Programs of the Company.

               (b) Notwithstanding the foregoing, upon such termination, the Company shall prepare and execute the Release and present the Release to Koblish for execution. Upon execution of the Release by Koblish, he shall be entitled to receive, commencing on the eighth day following execution of the Release, in lieu of the Company obligations described in Subsection (a) of this Section, which Koblish agrees to waive, (i) continuation for twenty-four (24) months of Koblish's current Base Salary, or Increased Base Salary, as applicable, in accordance with Section 1.4 (without regard to Koblish's removal), (ii) any other amounts earned, vested, or owing but not yet paid under Section 1.1 through 1.8 above, (iii) a pro-rata portion of any Incentive Programs to the extent that such amount would have been earned in accordance with the terms of such Incentive Programs specified in Section 1.8 above for the then current fiscal year of the Company, without regard to a requirement, if any, set forth in Incentive Programs of employment with the Company at date of payment under such Incentive Programs (iv) a payment equal to any unused vacation and unreimbursed expenses, (v) any other benefits in accordance with the terms of any Plans and Incentive Programs of the Company without regard to a requirement, if any, set forth in Plans or Incentive Programs of employment with the Company at date of payment under such Plans or Incentive Programs, and (vi) to the extent not provided in (v) directly above, health insurance for Koblish and eligible family members and disability insurance for Koblish, for a period of twenty-four (24) months from the date of termination pursuant to Section 5.4(a), each with coverage and at a cost identical to that provided Koblish immediately prior to such termination. Upon Termination Without Cause, Company shall have no liability or obligation to Koblish except as set forth in Section 5.4 and in the Release.

         5.5   Constructive Termination Without Cause.

               (a) Resignation by Koblish for good reason ("Constructive Termination without Cause") shall mean a termination of Koblish's employment at his initiative following the occurrence, without Koblish's written consent, of
(i) a material diminution in Koblish's duties, responsibilities, authority or status, or a failure of Koblish to have a position reporting directly to the Board, (ii) a reduction in any amount of Koblish's Base Salary, or Increased Base Salary, as applicable, (iii) the assignment to Koblish of duties or responsibilities which are materially inconsistent with the duties, responsibilities, authority, or status of his position as defined in Section 1.2 above or which materially impair Koblish's ability to function in his then current position, or (iv) a failure of the Company to comply with any of the material terms of this Agreement, provided that (other than in the case of those actions or omissions set forth in clause (ii) above) the Company shall have been given reasonably detailed notice that such an event constituting cause for termination has occurred and shall have been given at least 30 days opportunity to take remedial action but shall have failed or refused to do so.

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               (b)   In the event of a Constructive Termination Without Cause,
the Company shall prepare and execute the Release and present the Release to Koblish for execution. Upon execution of the Release by Koblish, he shall be entitled to receive all amounts and benefits to the same extent and at the same time as specified in Section 5.4(b). In the event Koblish refuses to execute the Release (or revokes the Release), he shall receive only the amounts and benefits to the same extent and at the same time as specified in Section 5.4(a).

               (c) Prior to resigning under this Section, Koblish shall give written notice to the Board and offer a 30-day period for the Company to cure. If no cure has been effected by the end of the applicable cure period, Koblish may resign immediately. The Company may not terminate Koblish pursuant to
Section 5.3 or 5.4 subsequent to the date of the written notice provided pursuant to this Section 5.5(c).

         5.6. Voluntary Termination. Koblish may voluntarily terminate the Employment Term upon 30 days' prior written notice for any reason. In such event, Koblish shall be entitled only to (i) Base Salary, or Increased Base Salary, as applicable, to the extent already earned and a payment equal to any unused vacation, and unreimbursed expense which shall be paid in a single lump sum on the day the Employment Term terminates, and (ii) any other benefits in accordance with the terms of any Plans and Incentive Programs of the Company. A voluntary termination under this Section 5.6 shall not be deemed a breach of this Agreement.

         5.7 Termination at End of Employment Term. Notwithstanding Section 5.6, if Koblish's employment with the Company is terminated or not renewed at the end of an Employment Term by the Company, the Company shall prepare and execute the Release and present the Release to Koblish for execution. Upon execution of the Release by Koblish, the Company shall pay to Koblish as severance compensation the amounts described in Section 5.4(b), but with Koblish's Base Salary, or Increased Base Salary, as applicable, to continue under Section 5.4(b)(i) for one year after termination of employment. The payments under this Section 5.7 shall be made in lieu of the payments described in Section 5.6, which Koblish hereby agrees to waive. In the event Koblish refuses to execute the Release (or revokes the Release), Koblish shall receive only amounts and benefits specified in Section 5.6.

         5.8 Mitigation. Executive shall be required to mitigate the amount of any payment or benefit provided for in Sections 5.4(b), 5.5(b) and 5.7, by seeking other employment or otherwise there shall be offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain. The Company's obligations to make payments under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

         6.0   Change of Control

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              (a)   Notwithstanding anything in this Agreement to the contrary, if it is determined that any amount or benefit to be paid or provided under this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement by the Company to or for the benefit of Koblish would be an "excess parachute payment," within the meaning of section 280G of the Code, or any successor provision thereof, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event no less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment as therein defined. The fact that Koblish's right to payments or benefits may be reduced by reason of the limitations contained in this Section 6, shall not of itself limit or otherwise affect any other rights of Koblish other than pursuant to this Agreement.

              (b) All determinations to be made under this Section 6 shall be made by the Company's independent public accounting firm as in effect immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations to the Company and Chief Executive Officer within 10 business days of the event that gives rise to the "excess parachute payment." Any such determination by the Accounting Firm shall be binding upon the Company and Koblish. Koblish shall in his sole discretion determine which and how much of the payments or benefits shall be eliminated or reduced consistent with the requirements of this Section 6. Within five days after Koblish's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Koblish such amounts as are then due to Koblish under this Agreement. In the event that Koblish fails to make such designation within 20 business days of his notice that such payments or benefits must be eliminated or reduced to comply with this Section 6 of the Agreement, the Company may effect such reduction in any manner it deems appropriate

                    (i) Within two years after the event that gives rise to the "excess parachute payment," the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. If the Accounting Firm determines that any payments will have been made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder, any such Overpayment shall be treated for all purposes as a loan to Koblish which Koblish shall repay to the Company, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"). In the event that the Accounting Firm determines that additional payments which have not been made by the Company could have been made ("Underpayment"), consistent with the calculations required to be made hereunder, any such Underpayment shall be promptly paid by the Company to or for the benefit of Koblish, together with interest at the Federal Rate.

                    (ii) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (b)(i) above shall be borne solely by the Company.

                    (iii) The limitations of this Section 6(b) shall only apply if payments under this Agreement are subject to Section 280G at the time of the Change of Control. If payments under this Agreement would not be subject to
Section 280G if the shareholders of the Company approved

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the payments, the Company shall use its best efforts to procure the necessary shareholder approval of the payments in a timely manner. If the shareholders approve the payments so that Section 280G does not apply, the Company shall make payments under this Agreement without regard to this Section 6(b).

             (c) A "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than a person who is a shareholder of the Company as of the effective date of this Agreement) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company, as determined by the Board of Directors of the Company; or

                    (ii) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger, consolidation or other form of business combination of the Company, or any direct or indirect subsidiary of the Company, with another corporation and the shareholders of the Company, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares of the Company or the surviving entity or any parent thereof, entitling the shareholders of the Company to vote more than 50% of all shares of the Company, or the surviving entity or any parent thereof which would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

                    (iii) Individuals who are Continuing Directors cease to constitute a majority of the members of the Board ("Continuing Directors" for this purpose being the members of the Board on the date of adoption of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by two-thirds of the Directors who then comprised the Continuing Directors shall be considered to be a Continuing Director).

        7.0 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Koblish's employment and the Employment Term to the extent necessary to the intended preservation of such rights and obligations.

        8.0 Settlement of Disputes; Arbitration; Expenses. All claims by Koblish for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Koblish in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity for a review of the decision denying a claim and shall further allow to appeal to the Board a decision of the Board within sixty

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(60) days after notification by the Board that Koblish's claim has been denied.
Any further dispute under the provisions of this Agreement (other than a dispute in which the primary relief sought is an equitable remedy such as an injunction) shall be settled by arbitration in the City of Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Koblish, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration as well as Koblish's reasonable legal fees and expenses. The arbitrators shall, in any other event, determine who shall pay Koblish's legal fees and expenses.

         9.0 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of Koblish or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

         10.0 Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, Koblish shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Koblish or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

         11.0 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

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

         Orthovita, Inc.
         45 Great Valley Parkway
         Malvern, PA 19355
         Att: David S. Joseph, Chairman

If to Koblish, to:

         Mr. Antony Koblish
         405 Old Lincoln Highway
         Malvern, PA 19355

or to such other names or addresses as the Company or Koblish, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

         12.0     Contents of Agreement; Amendment and Assignment.

                  (a) This Agreement supersedes all prior agreements, including the Payment in the Event of Your Termination of Employment on a Change of Control of Orthovita, Inc. Agreement dated April 23, 2001 and the Confidentiality and Non-Disclosure Agreement dated December 16, 1998, and sets forth the entire understanding between the parties hereto with respect to the employment of Koblish by the Company and cannot be changed, modified, extended or terminated except as provided herein or upon written amendment approved by the Company and executed on its behalf by a duly authorized officer and by Koblish. This Agreement does not amend or modify the provisions of any Plans or Incentive Programs in which Koblish participates or is eligible to participate except as set forth in Sections 1.6 and 5.4(b)(iii) and (v) hereof.

                  (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Koblish hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Koblish. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Koblish, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

         13.0 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall

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

nevertheless remain in full force and effect in all other circumstances.

         14.0 Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

         15.0 Beneficiaries/References. Koblish shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Koblish's death by giving the Company written notice thereof. In the event of Koblish's death or a judicial determination of his incompetence, references in this Agreement to Koblish shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         16.0 Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         17.0 Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Koblish shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder except as otherwise provided with respect to his restricted stock award.

         18.0 Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ORTHOVITA, INC.

By:       /s/ David S. Joseph                         /s/ Antony Koblish
         ------------------------------              ---------------------------
         Authorized Signature                        Antony Koblish
         David S. Joseph                             President and CEO
         Chairman of the
         Board of Directors

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

                                                                         Annex 1

                    Separation Agreement and General Release

This Separation Agreement and General Release (Agreement) is made by and between Antony Koblish (EMPLOYEE) and ORTHOVITA, Inc. (ORTHOVITA) effective this ____ day of _______, 200_.

EMPLOYEE and ORTHOVITA agree to the following terms in full and final settlement of all matters relating to or arising out of EMPLOYEE's employment and separation from employment with ORTHOVITA:

1. EMPLOYEE's employment with ORTHOVITA shall end as of __________, 200_. ORTHOVITA shall have no obligation, contractual or otherwise, to hire, re-hire or re-employ him in the future.

2. It is agreed that for the promises made herein, EMPLOYEE will receive the following considerations:

         a. Continue EMPLOYEE's semi-monthly salary of $___________, minus all payroll deductions required by law or authorized by EMPLOYEE through the ____ day of __________, 200_.

         b. Orthovita, Inc will continue your medical benefits thru _______, 200_. After this period, EMPLOYEE may, upon notice to ORTHOVITA, elect to continue medical coverage under the provisions of COBRA for an additional 18 months by paying the applicable premium.

         c. Except as set forth herein, it is expressly agreed and understood that ORTHOVITA does not have, and will not have, any obligation to provide EMPLOYEE at any time in the future with any payments, benefits or considerations other than those recited in paragraphs 2(a) through 2(b) above, other than any vested benefits to which EMPLOYEE may be entitled under the terms of ORTHOVITA's 401(k) Plan.

3. Except for the rights created by this agreement, EMPLOYEE and his successors, assigns, heirs and legal representatives, hereby releases, acquits and forever discharges ORTHOVITA and its representatives, parent and subsidiary corporations (as the case may be), predecessors, successors, affiliates, officers, agents, assigns, employees and attorneys, releasing them from any and all claims, rights, expenses, debts, demands, costs, contracts, liabilities, obligations, actions, and causes of action of every nature, known or unknown, whether in law or in equity, which he had, now has, or may have which are in any way connected with, or arise out of, any cause whatsoever, from the beginning of time to the date of this Agreement, including, but not limited to, any and all matters relating to EMPLOYEE's employment with ORTHOVITA. EMPLOYEE specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action of based on, or arising out of, any alleged wrongful termination, breach employment contract, breach of implied covenant

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

          of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress. EMPLOYEE also releases and discharges any and all claims, rights and/or remedies under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C (S)2000e et seq, the Employment Retirement Income Security Act of 1974 as amended, 29 U.S.C. (S)1001 et seq, the Pennsylvania Human Relations Act, as amended, 43 P.S.951 et seq, the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. (S)621 et seq, the American with Disabilities Act, 42 U.S.C. (S)12101 et seq, the Family and Medical Leave Act, 29 U.S.C. (S)2601 et seq, any other federal, state or local statute or regulation which relates to his employment or its termination as well as all claims for counsel fees or costs.

4. EMPLOYEE agrees not to disclose, or discuss with, any person (other than his spouse, attorney and tax or other financial advisor) any of the terms and conditions of this Agreement, except as may be required by law or regulations, and except as may be required to effectuate the terms of this Agreement. Disclosure of any terms of this Agreement will constitute a material breach of the Agreement.

5. EMPLOYEE understands and agrees that in the course of employment with ORTHOVITA, he may have acquired confidential information and Trade Secrets concerning Orthovita business, its future plans and its methods of doing business, including, without limitation, proprietary information about its products, services, product development, customers, technology, financial circumstances, marketing, pricing, costs, compensation and other matters (hereinafter collectively called "Trade Secrets"). EMPLOYEE may not reveal or disclose, sell, use, lecture upon, or publish any such Trade Secrets, or authorize anyone else to do so at any time subsequent to his employment with ORTHOVITA. All ORTHOVITA documents, files, lists and other information of a business nature, whether in hard copy or machine readable form, will be returned to ORTHOVITA by EMPLOYEE forthwith, and any future use of same by EMPLOYEE is prohibited.

6. Neither the negotiation, undertaking or signing of this Separation Agreement and General Release constitutes or operates as an acknowledgment of admission that ORTHOVITA, or any person acting on behalf of ORTHOVITA, has violated or failed to comply with any provisions of federal or state constitution, statute, law, regulation, municipal ordinance, or principle of common law. This agreement is made voluntarily to provide an amicable conclusion to his employment relationship with Orthovita.

7. This Agreement is the only and complete agreement between EMPLOYEE and ORTHOVITA on or in any way relating to the subject matter hereof. No statements, promises, or representations have been made by either party to the other and no consideration has been or is offered, promised or expected other than that already received or described in this Agreement.

8. EMPLOYEE represents that he has been advised by ORTHOVITA, through this document, that he should discuss this Agreement with an attorney of his own choosing at his own cost, and that he has carefully read and fully understands all its terms and effects. EMPLOYEE further represents that his decision to execute this Agreement is entirely voluntary and knowing and without any pressure, coercion or undue influence by ORTHOVITA and in exchange for the consideration decided herein, which he acknowledges is adequate and satisfactory to him and beyond that to which he would otherwise be entitled.

9. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania. If any provisions of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such judgment shall not affect, impair or invalidate the remainder of this agreement. The employee agrees not to speak negatively of any product or service or officer, director, employee or former employee of Orthovita with respect to past or future issues.

IN WITNESS WHEREOF, and intended to be legally bound hereby, the parties have executed the foregoing Separation Agreement and General Release.

Dated: _______________________________      ____________________________________
                                                    Antony Koblish

Witness: _____________________________

ORTHOVITA, Inc.

Dated: _______________________________      By: ________________________________
                                                    David S. Joseph
                                                    Chairman

                                       16